Exhibit 10(iii)(A)6(b)
LUCENT TECHNOLOGIES INC. 2003 LONG TERM INCENTIVE PROGRAM (“PLAN”)
RESTRICTED STOCK UNIT AWARD AGREEMENT

Name	Grant Date

«First_Name» «Last_Name»	«Grant_Date»

Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

Pursuant to the Plan, you have been granted effective as of the Grant Date indicated above, a Performance Award of «Shares» restricted stock units (“Restricted Stock Units”). Upon termination of the restrictions related thereto, each Restricted Stock Unit will be converted into one Lucent Technologies Inc. (“Lucent”) common share, par value $0.01 of Lucent (“Shares”), subject to the terms and conditions of the Plan and this Award Agreement.
1. Vesting of Award; Holding Period.
(a)	Except as provided below, the Restricted Stock Units covered by this Award shall vest and become nonforfeitable on the first [second] anniversary of the Grant Date.

(b)	In the event you are placed on a company initiated leave of absence, as defined in the Officer Severance Policy, for reasons other than Cause, this Award will continue to vest in accordance with the Officer Severance Policy.

(c)	Upon the termination of your employment by reason of death or Disability, the Restriction Period shall end, this Award will become vested and nonforfeitable.

(d)	Upon the termination of your employment for Cause or for any reason other than death, Disability or Retirement during the Restriction Period, any portion of this Award which is still subject to restriction shall be forfeited.

(e)	It will not be considered a termination of your employment if you (i) transfer to or from Lucent and any Affiliate or (ii) are placed on an approved leave of absence. It shall be considered a termination of your employment if your employer ceases to be Lucent or an Affiliate, except in the event of a Change in Control or unless otherwise determined by the Committee.
2. Definitions.
(a)	Cause. “Cause” means:
(i)	Violation of Lucent’s code of conduct, Business Guideposts;

(ii)	Conviction of (including a plea of guilty or nolo contendere) of a felony or any crime of theft, dishonesty or moral turpitude, or

(iii)	Gross omission or gross dereliction of any statutory or common law duty of loyalty to Lucent.
(b)	Company Action. “Company Action” means a Company or Subsidiary declared force management program, sale of a unit or portion of a unit, Company or Subsidiary initiated transfer of a Participant to a corporation, partnership, limited liability company or other business entity in which the Company has an equity interest and which does not constitute a Subsidiary or placement of the job function of a Participant with an outsourcing contractor.

(c)	Disability. “Disability” means termination of employment under circumstances where you qualify for and receive payments under a long-term disability pay plan maintained by the Company or any Subsidiary or as required by or available under applicable local law.

(d)	Restriction Period. “Restriction Period” means the period beginning on the Grant Date hereof and ending on the Vesting Date of a Restricted Stock Unit covered by this Award.

(e)	Retirement. “Retirement” means termination of employment with Lucent or any Subsidiary under any of the following circumstances or entitlements:
(i)	Service Pension under the Lucent Retirement Income Plan as defined in such plan;

(ii)	Similar pension under any comparable plan or arrangement with Lucent or a Subsidiary; or

(iii)	You are at least age 50 with a minimum of 15 years service with Lucent at the time of your termination of employment.
(f)	Vesting Date. “Vesting Date” means the date on which any Restricted Stock Unit vests and becomes nonforfeitable.
3. Payment of Shares. As soon as practicable after termination of the Restriction Period, the Company will deliver the Shares being distributed to you or to your legal representative.
4. No Right of Employment. Neither the Plan nor this Award shall be construed as giving you the right to be retained in the employ of Lucent or any Affiliate.

5.	Taxes. Lucent shall withhold from any distribution or any payment hereunder, or require payment of, any taxes due in connection with this Award.

6.	Transferability. This Award may not be sold, assigned, transferred, pledged or otherwise encumbered. In the event of your death, amounts distributable to you hereunder shall be distributed to your estate, in which event neither Lucent nor any Affiliate shall have any further liability to anyone with respect to such amount.

7.	Determinations of the Committee. Any determinations or decisions made or actions taken arising out of or in connection with the interpretation and administration of this Award Agreement and the Plan by the Committee shall be final and conclusive.

8.	Regulatory Approvals. If the Senior Vice President — Human Resources or the Senior Vice President, General Counsel and Secretary of Lucent, or the successor of either of them, determines, on advice of counsel, that the consent or approval of any governmental or regulatory agency or authority is necessary or desirable as a condition of, or in connection with, this Performance Award, no portion of the Award may be payable until or unless such consent or approval shall have been effected or obtained. The foregoing shall not be construed as requiring any such registration, qualification, consent or approval.

9.	Governing Law. The validity, construction and effect of this Award Agreement shall be determined in accordance with the laws of the state of Delaware in the United States without giving effect to the principles of conflicts of laws.

10.	Amendments made by the Committee. This Award Agreement may be amended by the Committee, provided that no such amendment shall impair your rights hereunder without your consent. Notwithstanding any other provisions to the contrary herein, the Committee, if it determines in its sole discretion that it is necessary or desirable under the circumstances, may authorize the proration or early distribution (or a combination thereof) of the Performance Award in the case of termination of the Plan.

11.	Other Terms.
(a)	The Plan is discretionary in nature and Lucent may cancel or terminate it at any time. The grant of a Performance Award is a one-time benefit and does not create any contractual or other right to receive a grant of Performance Awards, or benefits or payments in lieu of Performance Awards in the future. Future grants, if any, will be at the sole discretion of Lucent.

(b)	Your participation in the Plan is voluntary. The value of the Performance Award is an extraordinary item of compensation outside the scope of your employment contract, if any. As such, the Performance Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

(c)	This Award Agreement is subject to the provisions of Section 12 of the Plan, relating to Internal Revenue Code Section 162(m).

(d)	This Agreement shall be subject to such amendments or modifications as are determined by the Committee to be necessary or beneficial under the American Jobs Creation Act of 2004.

(e)	Lucent makes no representation as to the value of this Award or whether you will be able to realize any profit out of it.

(f)	By accepting this Award or deriving any benefit from it, you signify your understanding of its terms and conditions.

(g)	You understand that in order for Lucent to perform its requirements under the Plan, Lucent may process personal data and/or sensitive personal data about you. Such data includes, but it not limited to, your name, home address, telephone number, employee number, job title, tax related information and tax identification number (“Personal Data”). You hereby request, authorize, and direct your employer to furnish Lucent (and any agent of Lucent administering the Plan or providing plan record keeping services) with such Personal Data as it shall request in order to facilitate the grant of awards and administration of the Plan and you waive any data privacy rights you might have with respect to such information.